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                                  EXHIBIT 5.1
                                  -----------


           [LETTERHEAD OF MIRICK, O'CONNELL, DEMALLIE & LOUGEE, LLP]



                                                  __________, 1998


VIALOG Corporation
35 New England Business Center
Suite 160
Andover, MA 01810

     Re:  VIALOG Corporation
          ------------------

Ladies and Gentlemen:

     We have acted as counsel to VIALOG Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation and filing of a registration statement (including the preliminary prospectus contained therein, the "Registration Statement") on Form S-1 (File No. 333-53395) with the Securities and Exchange Commission relating to the registration of _________ shares of Common Stock of the Company, par value $.01 per share (collectively, the "Common Stock"), under the Securities Act 1933, as amended. At your request, this opinion is being furnished to you.

     In rendering this opinion, we have examined and relied upon executed originals or copies of executed originals of the following:

     1.   The Registration Statement;

     2.   The Articles of Organization of the Company, as amended to date;

     3.   The By-laws of the Company, as amended to date; and

     4. Such other certificates, documents, resolutions and instruments we have deemed necessary or advisable for the purpose of this opinion.

     In our examination of the above documents, instruments and agreements, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. For purposes of
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VIALOG Corporation
_____________, 1998
Page 2


this opinion we have relied upon records of public officials and upon certain statements of the Company contained in the documents set forth or referred to above, which we have not independently verified, and nothing has come to our attention leading us to question the accuracy of such information. We have not made any independent review or investigation of any other agreements, instruments, governmental rules or regulations, orders, writs, judgments or decrees by which the Company or any of its properties may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company or any of its properties.

     We have made such examination of Massachusetts and federal laws as we have deemed relevant for purposes of this opinion, and we have not made any review of the laws of any other state or jurisdiction. Accordingly, we express no opinion on the laws of any state or jurisdiction other than the United States and the Commonwealth of Massachusetts.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     2. The Common Stock has been duly authorized and, when issued and delivered as described in the Registration Statement against payment described therein, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. This opinion may not be relied upon or used for any other purpose or by any other person without our prior written consent.


                              Very truly yours,



                              MIRICK, O'CONNELL, DEMALLIE & LOUGEE, LLP

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